Exhibit 10.14

THIS AGREEMENT made as of the 23 day of January, 2014

BETWEEN:

Andrew and Michele Hennessy

(collectively the “Vendor”)

AND:

DRINAN MARKETING LIMITED

(“DML”)

AND:

GILLA INC.

(the “Purchaser”)

BACKGROUND

A.
The Purchaser is interested in expanding its electronic cigarette business into Ireland and Europe through the acquisition of DML as described in a Letter Agreement executed by Parties on January 22, 2014.

B.	The Vendor is the beneficial owner of all the issued and outstanding shares in the capital of DML.

C.	DML is an electronic cigarette distributor and consultant to the tobacco industry (the “DML Business”) with one location in Swords, Co. Dublin, Ireland.

D.
The Purchaser wishes to acquire and the Vendor agrees to sell one hundred percent (100%) of the issued and outstanding common shares of DML (the “Shares”) and this will include any subsidiaries of DML.

TERMS OF AGREEMENT

In consideration of the premises and the covenants and agreements contained in this Agreement, the parties agree with each other as follows:

1.	Interpretation

1.1	Definitions

In this Agreement:

(a)	“Agreement” means this agreement and all amendments made hereto by written agreement between the Vendor and the Purchaser;

(b)	“Closing Date” means January 31st 2014 or such other date as may be mutually agreed upon in writing by the parties;

(c)	“Time of Closing” means 11:00 a.m. EST on the Closing Date.

1.2	Headings

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and sections are to Articles and sections of this Agreement.

1.3	Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, wordings importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and companies.

2.	Purchase Price

Subject to the terms and conditions of this Agreement, on the Closing Date the Vendor will sell to the Purchaser the Shares in exchange for the following consideration which is to be delivered on the Closing Date:

(a)	Five hundred thousand (500,000) common shares of the Purchaser (OTCQB: GLLA),

(b)
One million (1,000,000) common share purchase warrants (the “Warrants”) of the Purchaser (OTCQB: GLLA) with an exercise price of US$0.25 per share and a term of three years from the Closing Date. The Warrants will have a vesting provision that will allow the Warrants to become vested upon DML achieving cumulative electronic cigarette sales revenue of over one million five hundred thousand United States Dollars beginning on the Closing Date.

3.	Vendor’s Representations and Warranties

In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to the Purchaser as follows:

3.1	Corporate and Share Representations

(a)
the Vendor is a Vendor incorporated and subsisting under the laws of the Country of Ireland, has all legal capacity and requisite corporate power to own its properties and to conduct its business as it is presently being conducted, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable;.

(b)	DML has no subsidiaries;

(c)	DML has no outstanding debt, accounts payable, intercompany loans, or liabilities to the Vendor or FANO as per the attached debt settlement agreement and release;

(d)
to the best of its knowledge and belief, the Vendor is the registered and beneficial owner of 100% of the issued and outstanding Shares, free and clear of all liens, charges, pledges, security interests, demands, adverse claims, rights or any other encumbrances whatsoever and no Person has any right, option, agreement or arrangement capable of becoming an agreement for the acquisition of any of the Shares or any interest therein;

(e)
the Vendor has the full legal capacity and corporate power to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the other actions and transactions contemplated in this Agreement and to fulfill their respective obligations under this Agreement;

(f)
this Agreement has been duly executed and delivered by the Vendor and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, re-organization or other laws relating to the enforcement of creditors’ rights generally;

(g)
neither the execution, nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with and fulfillment of the terms and provisions of this Agreement will:

(i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:
(1) any of the constating documents or by-laws of DML; or
(2) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which the Vendor or DML is a party or by which the Vendor or DML is bound; and

(ii) except as otherwise described herein, require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of the Vendor or any party to any agreement to which the Vendor is a party or by which the Vendor is bound, except as shall have been obtained prior to Closing;

(h)
no person, firm or vendor has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any unissued shares in the securities of the Vendor;

(i)	save and except for matters which are disclosed in DML’s Financial Statements or otherwise expressly set out in this Agreement, DML has not (nor has agreed to):

(i) incur any debts, obligations or liabilities (absolute, accrued, contingent or otherwise and whether due or to become due), except debts, obligations and liabilities incurred in the ordinary course of business;

(ii) discharged or satisfied any liens or paid any obligation or liability other than liabilities shown on DML’s Financial Statements, other than in the ordinary course of business;

(iii) declared or made any payment, distribution or dividend based on its shares or purchased, redeemed or otherwise acquired any of the shares in its capital or other securities or obligated itself to do so;

(iv) mortgaged, pledged or subjected to lien or other security interest any of its assets, tangible or intangible other than the usual security granted to secure a bank line

(v) sold, assigned, leased, transferred or otherwise disposed of any of its assets (excluding inventory) having either a book value or fair market value in excess of $5,000.00, whether or not in the ordinary course of business;

(vi) increased materially the compensation payable or to become payable by DML to any of its officers, directors or employees, or in any bonus payment to or arrangement made with any officer, director or employee, or made any material changes in the personnel policies or employee benefits of DML;

(vii) cancelled, waived, released or compromised any debt, claim or right resulting in a material adverse effect on the business, prospects or financial condition of DML;

(viii) significantly altered or revised any of its accounting principles, procedures, methods or practices;

(ix) changed its credit policy as to provision of services, sales of inventories or collection or accounts receivable except as dictated by competitive conditions;

(x) suffered any material damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of DML;

(xi) entered into any transaction, contract or commitment other than in the ordinary course of business except for the transactions set forth in this Agreement;

(xii) made or authorized any capital expenditures in excess of $5,000.00 in the aggregate except for commitments made in respect of DML’s Properties previously disclosed to the Purchaser;

(xiii) issued or sold any shares in DML’s capital stock or other securities, or granted any options with respect thereto; or

(xiv) suffered or experienced any material adverse change in, or event or circumstance affecting, the condition (financial or otherwise) of its properties, assets, liabilities, earnings, business, operations or prospects and the Vendor has no knowledge, information or belief of any fact, event or circumstances which might reasonably be expected to affect materially and adversely the condition (financial or otherwise) of its properties, assets, liabilities, earnings, business operations or prospects and it has not changed any shares of its capital stock, whether by way of reclassification, stock split or otherwise;

(j)
the corporate records and minute books of DML as provided to the Purchaser or its legal counsel contain complete and accurate minutes of all meetings of and corporate actions or written consents by the directors and shareholders of DML;

(k)	DML does not operate or engage in any business activities, operations or management of any nature or kind whatsoever other than the business as disclosed to the Purchaser;

(l)	except as expressly referred to in the DML Financial Statements

(i) DML has no outstanding bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever and DML is not bound under any agreement to create, issue or incur any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever; and

(ii) DML is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

(m)
DML has filed all tax returns required to be filed by them prior to the date hereof in all applicable jurisdictions and have paid, collected and remitted all taxes, customs duties, tax installments, levies, assessments, reassessments, penalties, interest and fines due and payable, collectible or remittable by them at present other than those liabilities expressly disclosed in DML’s Financial Statements. All such tax returns properly reflect, and do not in any respect understate the income, taxable income or the liability for taxes of DML in the relevant period and the liability of DML for the collection, payment and remittance of tax under applicable Tax Laws;

(n)
adequate provision has been made in DML’s Financial Statements for all taxes, governmental charges and assessments, including interest and penalties thereon, payable by DML for all periods up to the date of the balance sheets comprising part of DML’s Financial Statements;

(o)
DML has withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year or portion thereof up to and including December 31, 2013 other than those amounts expressly disclosed in DML’s Financial Statements;

(p)
there are no actions, suits or other proceedings, investigations or claims in progress or pending and, to the best of the Vendor and DML’s belief and knowledge, there are no actions, suits or other proceedings or investigations or claims threatened, against DML in respect of any taxes, governmental charges or assessments. No waivers have been filed by DML with any taxing authority;

(q)
DML conducts and has always conducted the DML Business in substantial compliance with all applicable laws, rules and regulations of each jurisdiction in which the DML Business is carried on, is not currently in breach of any such laws, rules or regulations and is duly licensed, registered or qualified, in each jurisdiction in which DML owns or leases property or carries on the DML Business, to enable the DML Business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the operation of the DML Business;

(r)	to the best of its knowledge and belief, all private placements of any DML Shares have been completed in accordance with all applicable securities regulations;

(s)
no employee has made any claim or, to the best of DML and the Vendor’s knowledge, has any basis for any action or proceeding against DML, arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices, harassment, occupational health and safety standards or worker’s compensation;

(t)
there is no action, lawsuit, claim, proceeding, or investigation pending or, to the best knowledge of DML and the Vendor, threatened against, relating to or affecting DML before any court, government agency, or any arbitrator of any kind.  The Vendor and DML are not aware of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success and there is not presently outstanding against the Vendor or DML any judgment, decree, injunction, rule or order of any court, governmental agency, or arbitrator relating to or affecting DML, the Vendor, the DML Assets or the DML Business;

(u)
no representation or warranty made by the Vendor or DML in this Agreement and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains, or will contain, any untrue statement of a Material Fact or omits, or will omit, to state any Material Fact necessary to make such representation or warranty or any such statement not misleading.  The Vendor does not know of any fact which, if known to the Purchaser would deter them from consummating the transactions contemplated herein.

4.	Purchaser’s Representations and Warranties

4.1	The Purchaser represents and warrants that:

(a)	the Purchaser is a company duly incorporated, organized and subsisting under the laws of the State of Nevada;

(b)	neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the Articles of the Purchaser; and

4.2
The Purchaser has due and sufficient right, power and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to perform its obligations under this Agreement.

5.	Vendor’s Covenants

The Vendor covenants and agrees with the Purchaser as follows:

5.1	Consents

Both before and after the Closing Date, the Vendor will use all reasonable efforts to assist the Purchaser in obtaining from all appropriate federal, provincial, state, municipal and other governmental or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for the Purchaser as are necessary or required in order to permit the sale, transfer and assignment of all of the right, title and interest of the Vendor in and to the Shares to the Purchaser.

5.2	Possession

Within five days of the Time of Closing, the Vendor will deliver to the Purchaser possession all of the books, records, book accounts, lists of suppliers and customers of DML and all other documents, files, records and other data, financial or otherwise, relating to the Business and the assets of DML.

5.3	Books and Records

At any time up to the Closing Date, the Vendor will permit the Purchaser, and its auditors, solicitors and other authorized persons, to make such investigation of the assets of DML and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such assets and other matters and to have full access to the DML Business premises and to all records, documents and other information related to the OCGI Business and OCGI, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements.

5.4	Bank Accounts

Within five days of Time of Closing the Vendor and DML will have performed all requisite acts and executed all requisite documentation to ensure the signing authorities for all bank accounts, trust accounts and safety deposit boxes of DML have transferred or amended, as of the Closing Date, in a manner acceptable to the Purchaser.

6.	Closing Arrangements

6.1	Closing Location

The closing of the purchase and sale and the other transactions contemplated by this Agreement (the “Closing”) will take place at the Time of Closing at the offices of the Purchaser in Toronto, Ontario (or at such other place as may be agreed upon by the Vendor and the Purchaser).

7.	General

7.1	Survival of Vendor’s Representations

The representations, warranties, covenants and agreements of the Vendor contained in this Agreement and in any document or certificate given under this Agreement will survive the closing of the transactions contemplated by this Agreement and remain in full force and effect notwithstanding any waiver by the Purchaser unless such waiver was made after notice in writing by the Vendor to the Purchaser setting forth the breach.

7.2	Survival of Purchaser’s Representations

The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement and in any document or certificate given under this Agreement survive the closing of the transactions contemplated by this Agreement and remain in full force and effect notwithstanding any waiver by the Vendor unless such waiver was made after notice in writing by the Purchaser to the Vendor setting forth the breach.

7.3	Indemnification by the Vendor

The Vendor covenants and agrees to indemnify and save harmless the Purchaser from any loss, damage, liability, cost and expense (including without limitation any tax liability) suffered by the Purchaser directly or indirectly as a result of or arising out of any breach of representation, warranty, covenant or agreement of the Vendor contained in this Agreement.

7.4	Commissions, Legal Fees

Each of the parties will bear the fees and disbursements of the respective lawyers, accountants and consultants engaged by them respectively in connection with this Agreement and will not cause or permit any such fees or disbursements to be charged to DML before the Closing Date.

7.5	Notices

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendor:	Andrew Hennessy
Unit K5, Drinan Enterprise Center
Swords, Co. Dublin, Ireland

To the Purchaser:	Gilla Inc.
1602-110 Yonge Street
Toronto, Ontario
Attn: Graham Simmonds

or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

7.6	Time of Essence

Time is of the essence of this Agreement.

7.7	Further Assurances

Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Shares.

7.8	Proper Law

This Agreement will be construed and enforced in accordance with, and the rights of the parties shall be governed by the laws of Ontario, Canada.

7.9	Entire Agreement

This Agreement contains the whole agreement between the Vendor and Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the Vendor and the Purchaser and there are no representations, warranties, covenants, conditions or other terms other than expressly contained in this Agreement.

7.10	Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be arbitrarily withheld.

7.11	Benefit and Binding Nature of the Agreement

This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

7.12	Amendments and Waiver

No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same, and unless otherwise provided, will be limited to the specific breach waived.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date and year first above written.

ANDREW HENNESSY

s/s Andrew Hennessy

MICHELE HENNESSY

s/s Michele Hennessy

DRINAN MARKETING LIMITED.
by its authorized signatory:

s/s Andrew Hennessy
Name: Andrew Hennessy
Title: Director

GILLA INC.
by its authorized signatory:

s/s J. Graham Simmonds
Name: J. Graham Simmonds
Title: CEO